EXHIBIT 5

OPINION OF BOARDMAN, SUHR, CURRY & FIELD LLP

___________________________, 2007

BOSP Bancshares, Inc.
228 East Main Street
Sun Prairie, Wisconsin 53590

          Reference is made to the amended Registration Statement on Form S-4 (the “Registration Statement”) to be filed by BOSP Bancshares, Inc. (the “Corporation”) with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), with respect to shares of Common Stock of the Corporation, issuable by the Corporation in connection with a reorganization (“Common Stock”), as described in the Prospectus included in the Registration Statement.

          As counsel to the Corporation for purposes of the reorganization, we are familiar with the Articles of Incorporation and the Bylaws of the Corporation. We also have examined, or caused to be examined, such other documents and instruments and have made, or caused to be made, such further investigation as we have deemed necessary or appropriate to render this opinion.

          Based upon the foregoing, it is our opinion that:

(1)	The Corporation is duly incorporated and validly existing as a corporation under the laws of the State of Wisconsin.

(2)

The shares of Common Stock of the Corporation when issued upon consummation of the reorganization and delivered to the shareholders of Bank of Sun Prairie in accordance with the provisions of the Agreement and Plan of Reorganization dated ______________, will be validly issued, fully paid and non-assessable under applicable Wisconsin law, except for statutory liability under Section 180.0622(2)(b) of the Wisconsin Business Corporation Law. Section 180.0622(2)(b) imposes a statutory liability on shareholders of every corporation up to an amount equal to the par value of their shares, and to the consideration for which their shares without par value were issued, for all debts owing to employees of the corporation for services performed for such corporation, but not exceeding six months’ service in any one case.

          We hereby consent to the use of this opinion as Exhibit 5 to the Registration Statement, and we further consent to the use of our name in the Registration Statement under the captions “Legal Matters” and “Tax Considerations.” In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission issued thereunder.

BOARDMAN, SUHR, CURRY & FIELD LLP

/s/ Boardman, Suhr, Curry & Field LLP